EXHIBIT 1


                        ECI Reports Q4 and 2005 Results:
          2005 Revenues Up 27% and Net Income Quadruples to $40 Million

PETACH TIKVA, Israel - February 2, 2006--ECI Telecom Ltd. (NASDAQ: ECIL), a global provider of advanced telecommunications solutions to leading carriers and service providers, reported financial results today for the fourth quarter and full year, ended December 31, 2005.

Revenues for the fourth quarter 2005 reached $169 million, a 21% increase from the $140 million recorded in the fourth quarter of 2004 and compared to $162 million recorded in the third quarter of 2005.

For the entire year 2005, revenues rose 27% to reach $630 million.

Net income for the fourth quarter of 2005 reached $7.6 million, or $0.06 per share on a fully diluted basis, compared with fourth quarter 2004 net income of $8.9 million, or $0.08 per share, prior to the acquisition of Laurel Networks, which was completed in June 2005. In the third quarter of 2005 ECI earned $6.2 million, or $0.05 per share.

For the entire year 2005 ECI's net income reached $39.9 million, or $0.34 per share, compared with $10.2 million, or $0.09 per share, in 2004.

Pro forma net income for the fourth quarter of 2005 reached $10.3 million, or $0.09 per diluted share, compared with pro forma net income of $8.0 million, or $0.07 per diluted share in the previous quarter. ECI's pro forma net income differs from results reported under U.S. GAAP due to adjustments made for the following on-going, non-cash items:

      o     The amortization of acquired intangible assets
      o     The impact of share-based compensation

Please see the accompanying Tables 4 and 5 for a full reconciliation of GAAP to non-GAAP results.

Both GAAP and pro forma results for the quarter include a positive net income impact of slightly less than $1 million from several special items including a gain on the sale of a building, partially offset by certain severance charges.

Cash flow from operating activities totaled $22 million for the fourth quarter of 2005, bringing the full year cash flow to $174 million, including the positive impact in the second quarter of $96 million received for the sale of our receivable from Brazilian carrier GVT. As of December 31, 2005, ECI's cash, including short and long-term deposits and marketable securities, totaled $245 million, or $2.10 per share, with no debt.

Revenues for the Optical Networks Division continued to grow and totaled $88 million for the fourth quarter of 2005, up 22% from the year ago period and compared to $85 million in the third quarter of 2005. Operating income for the Optical Networks Division totaled $13.2 million, up from $2.8 million in the fourth quarter of 2004 and compared to $12.7 million in the third quarter of 2005. The Division's operating margin again reached 15% in the quarter. For the year, the Division's sales jumped by 30% to reach $331 million. Strong demand for cellular backhaul solutions continued to be the major driver for the Division's sales during the quarter.

ECI's Broadband Access Division sold and installed over 4 million ADSL lines during the year, reflecting growth of more than 40% for the year. Revenues for the fourth quarter of 2005 totaled $68 million, up 13% from the year ago period and compared with a similar level of sales in the third quarter of 2005. Operating income for the Broadband Access Division totaled $5.1 million, compared to $9.7 million in the fourth quarter of 2004 and up from $4.5 million in the third quarter of 2005.

Revenues for the Data Networking Division (formerly Laurel Networks, acquired in June 2005) totaled $2 million for the fourth quarter of 2005, similar to the third quarter, while the operating loss was $8.7 million, compared to an operating loss of $7.7 million in the prior quarter. ECI has made significant progress in the integration of the division and in building a sales pipeline. Management expects a significant increase in sales of the division's products later in 2006.

Rafi Maor, ECI's new President and CEO stated, "Our fourth quarter 2005 performance marked a strong finish to an exceptional year for ECI. Strong demand for advanced triple play and IPTV solutions and for cellular backhaul solutions continue to fuel ECI's growth.

"During 2005, ECI continued to strengthen its market position and emerged as a clear leader in the large potential market for triple play solutions. ECI's leadership was demonstrated recently as it was ranked by Dell'Oro, one of the leading market research sources for the broadband access market, as the #2 vendor worldwide for multiple services DSL platforms and as #1 vendor in the high growth Europe, Middle East & Africa (EMEA) and Asia Pacific (APAC) regions.

"During the fourth quarter of 2005, we continued deploying our leading edge IPTV solutions at one of our primary European customers. During the first quarter of 2006, ECI will begin a large-scale deployment of advanced IPTV solutions with another major European customer. The customer is expected to offer advanced triple play services including High Definition TV (HDTV) broadcasts of the World Cup soccer tournament, to be held in June of this year.

"Our Optical Division reported another record quarter of revenues and profitability. Its growth continues to be primarily driven by the continued strong demand for cellular backhaul exhibited throughout our core geographical markets. This demand is fueled by the significant increase in the number of cellular subscribers in emerging markets such as India, China, Russia, Ukraine and the Philippines and by the continued deployment of 3G networks in Europe.

"A good example of this growth is the VimpelCom GSM network in Russia, where we recently announced that ECI has successfully deployed over 1,000 optical platforms to date. VimpelCom has built one of the largest cellular networks in the world, serving over 40 million subscribers, with ECI as the premier supplier of optical solutions for this network.

"During the quarter we continued to make good progress with the integration of the former Laurel Networks team, now our Data Networking Division. We have now completed integration of key areas, notably sales and marketing, started to build a sales pipeline and expect to see significant growth in its revenues later in the year. We are very pleased with the progress that has been made at the R&D level. We continue to be excited about the strategic value of the acquisition, providing us not only with leading edge routers to complement our product line, but also with exceptionally strong, US based, IP expertise. The technologies emanating from our Data Networking Division will serve as the future platform for all three core ECI product divisions and ensure that ECI remains at the forefront of innovating `triple play' network solutions," concluded Maor.

Guidance

ECI reaffirms its guidance and expects its 2006 sales to grow at a rate exceeding that of the general telecommunications equipment sector.

The company expects, as previously discussed, a modest seasonal decline in revenues and net income for the first quarter of 2006 and thereafter, sequential growth in its quarterly revenues and net income through the rest of the year

Veraz Networks (VoIP) - (43% owned subsidiary of ECI, based in San Jose, Ca.)

Sales and order intake of VoIP products continued to rise significantly in the fourth quarter. During the quarter, Veraz Networks announced that Telecom Italia Sparkle had deployed its I-Gate 4000 media gateways to carry TI Sparkle's international long distance traffic. In addition, Dial-Around Telecom, Inc. selected Veraz to customize and deliver enhanced long distance services and international gateway functionality. The 40,000-port VoIP network includes Veraz's ControlSwitch(TM) softswitch and service delivery platform along with its media gateways, to provide Dial-Around subscribers access to enhanced services.

Conference Call & Webcast

A conference call to discuss ECI Telecom's fourth quarter and full 2005 financial results will take place today, Thursday, February 2, 2006, at 8:30 am EST, 3:30 pm Israel time.

To access the conference call, please dial one of the following numbers: US:
(800) 288-8968, International: +1 612-332-0632, Israel: 1-80-937-0052

A replay option will be available after the conference call, from 12:00 pm EST on February 2, 2006, through February 9, 2006, at 11:59 pm EST.

Replay numbers:
US: (800)-475-6701, International +1 320-365-3844. Access code for both:
813080

A webcast of the conference call can be accessed on the ECI Telecom website at www.ecitelecom.com. A replay of the webcast will also be available on ECI Telecom's website.

About ECI Telecom

ECI provides advanced telecommunications solutions to leading carriers and service providers worldwide. By translating a deep understanding of their needs into innovative, technologically advanced solutions, ECI enables its customers to increase the value of the infrastructure of their networks and reduce operating expenses. ECI's platforms provide carriers and service providers with carrier-grade solutions for easily introducing new revenue-generating services.

ECI provides innovative IP service delivery solutions to the converged telecom networks encompassing Broadband access gateways, Service Edge Routers, Optical transport, NGN VoIP and multimedia applications and services. ECI maintains a global sales, marketing and customer support network, as well as a host of strategic channel relationships worldwide.

Certain statements contained in this release may contain forward-looking information with respect to plans, projections, or future performance (including guidance on future financial performance) of the Company. By their nature, forward-looking statements involve certain risks and uncertainties including, but not limited to, the failure to occur of the anticipated fast growth of the broadband and cellular markets and our inability to respond to those changes if they occur, our inability to capitalize on the Laurel acquisition through new product introductions and increased sales of Laurel products through our sales network, risks relating to the integration of Laurel's operations into our own, the impact of the newly adopted SFAS 123R regarding the expensing of option-based payments, which is expected to result in higher compensation expenses, actual revenues earned from announced contracts, the possibility of future net losses, rapid technological change in our markets, possible impact of customer dissatisfaction with some of our newer products, competitive factors, price erosion in the market for certain of our products, dependence on large customers, fluctuations in our quarterly and annual results, risks associated with international sales, risks relating to our intellectual property, the failure of the geographic and product markets in which we sell to grow as anticipated, unexpected tax demands, currency fluctuations, potentially disruptive acquisitions, dependence on limited suppliers and subcontractors, as well as risks related to operations in Israel, and other risks detailed in the Company's annual report on Form 20-F for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.


ECI Telecom - Investor Relations
Jay Kalish, VP Investor Relations
Phone: +(972)-3-926-6255
Email: jay.kalish@ecitele.com

                                    TABLE - 1
                                ECI TELECOM LTD.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
             (In millions of U.S. dollars, except per share figures)

                                                                                                                       Three
                                                             Three Months Ended                Year Ended           Months ended
                                                                December 31,                  December 31,          September 30,
                                                         -------------------------     -------------------------    ------------
                                                            2005           2004           2005           2004           2005
                                                         ----------     ----------     ----------     ----------     ----------
Revenues                                                      169.1          139.7          629.9          496.7          162.4
Cost of revenues                                              101.7           84.4          367.8          301.0           94.0
                                                         ----------     ----------     ----------     ----------     ----------
Gross profit                                                   67.5           55.3          262.1          195.7           68.4
Research and development costs, net                            23.8           17.2           87.3           64.9           24.6
Selling and marketing expenses                                 24.6           21.5           95.8           78.4           25.8
General and administrative expenses                            10.7            9.7           42.0           35.5           10.5
Amortization of acquisition-related intangible assets           1.4             --            2.9             --            1.0
Recovery of doubtful debt                                        --             --          (10.4)            --             --
Impairment of loans                                              --             --            3.0             --             --
Purchase of in-process research and development                  --             --            0.9             --             --
Restructuring expenses                                           --             --             --            2.6             --
                                                         ----------     ----------     ----------     ----------     ----------
Operating income                                                6.9            7.0           40.6           14.4            6.5
Financial income, net                                           1.7            1.1            5.2            2.6            1.5
Other income (expenses), net                                    1.6            1.7            1.9            2.7           (0.1)
                                                         ----------     ----------     ----------     ----------     ----------
Income from continuing operations
 before taxes on income                                        10.1            9.7           47.7           19.7            8.0
Taxes on income                                                (0.8)          (0.6)          (3.5)          (1.9)          (0.8)
                                                         ----------     ----------     ----------     ----------     ----------
Income from continuing operations
 after taxes on income                                          9.3            9.1           44.3           17.7            7.2
Company's equity in results of
 investee companies - net                                      (1.7)          (0.3)          (4.3)          (3.4)          (1.1)
Minority interest in results of
 subsidiaries - net                                             0.0            0.0           (0.1)          (0.3)           0.2
                                                         ----------     ----------     ----------     ----------     ----------
Income from continuing operations                               7.6            8.9           39.9           14.1            6.2
Loss from discontinued operations, net of tax                    --             --             --           (3.9)            --
                                                         ----------     ----------     ----------     ----------     ----------
Net income                                                      7.6            8.9           39.9           10.2            6.2
                                                         ==========     ==========     ==========     ==========     ==========


Basic earnings  per share
Continuing operations                                          0.07           0.08           0.36           0.13           0.06
Discontinued operations                                          --             --             --          (0.04)            --
                                                         ----------     ----------     ----------     ----------     ----------
                                                               0.07           0.08           0.36           0.09           0.06
                                                         ==========     ==========     ==========     ==========     ==========
Weighted average number of shares
 outstanding used to compute basic
 earnings per share - in millions                             110.9          109.1          110.3          108.6          110.6
                                                         ==========     ==========     ==========     ==========     ==========

Diluted earnings  per share
Continuing operations                                          0.06           0.08           0.34           0.12           0.05
Discontinuing operations                                         --             --             --          (0.03)            --
                                                         ----------     ----------     ----------     ----------     ----------
                                                               0.06           0.08           0.34           0.09           0.05
                                                         ==========     ==========     ==========     ==========     ==========
Weighted average number of shares
 outstanding used to compute diluted
 earnings per share - in millions                             118.6          117.3          118.1          117.1          118.3
                                                         ==========     ==========     ==========     ==========     ==========

                                    TABLE - 2
                                ECI TELECOM LTD.
                                AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                          (In millions of U.S. dollars)

                                                 December 31,     September 30,    December 31,
                                                     2005             2005             2004
                                                 ------------     ------------     ------------
Assets
Current Assets
Cash and cash equivalents                                63.8             50.7             74.2
Short-term investments                                   41.3             41.7             24.7
Trade Receivables                                       152.8            151.5            142.9
Other receivables and prepaid expenses                   28.4             24.5             29.4
Work in progress                                          2.9              4.5              3.2
Inventories                                             147.0            165.3            175.1
                                                 ------------     ------------     ------------
Total current assets                                    436.2            438.2            449.6
                                                 ------------     ------------     ------------

Long-term receivables, net                                8.3              8.1             90.0
                                                 ------------     ------------     ------------
Long-term deposits and marketable securities            140.0            138.1            119.4
                                                 ------------     ------------     ------------
Assets held for severance benefits                       25.9             25.1             25.2
                                                 ------------     ------------     ------------
Investments                                              19.8             21.6             26.8
                                                 ------------     ------------     ------------
Property, plant and equipment, net                      119.6            118.9            119.4
                                                 ------------     ------------     ------------
Software development costs, net                          12.0             12.0             14.4
                                                 ------------     ------------     ------------
Goodwill                                                 39.3             39.3              1.0
                                                 ------------     ------------     ------------
Other assets                                             47.7             48.6              9.1
                                                 ------------     ------------     ------------

                                                 ------------     ------------     ------------
Total assets                                            848.7            849.8            854.8
                                                 ============     ============     ============

Liabilities and shareholders' equity
Current liabilities
Short-term bank loans and current maturities               --               --             30.0
Trade payables                                           56.5             59.3             68.4
Other payables and accrued liabilities                  120.5            126.4            149.6
                                                 ------------     ------------     ------------
Total current liabilities                               177.0            185.6            248.0
                                                 ------------     ------------     ------------

Long-term liabilities
Other liabilities                                         0.2              0.1               --
Liability for employee severance benefits                48.3             47.6             50.9
                                                 ------------     ------------     ------------
Total long-term liabilities                              48.5             47.7             50.9
                                                 ------------     ------------     ------------

                                                 ------------     ------------     ------------
Total liabilities                                       225.5            233.4            299.0
                                                 ------------     ------------     ------------

Minority Interest                                         4.1              4.1              4.1
                                                 ------------     ------------     ------------
Shareholders' equity
Share capital                                             6.3              6.2              6.2
Capital surplus                                         648.5            646.1            642.2
Accumulated other comprehensive income (loss)             8.5             11.7            (12.6)
Accumulated deficit                                     (44.2)           (51.8)           (84.0)
                                                 ------------     ------------     ------------
Total shareholders' equity                              619.1            612.3            551.8
                                                 ------------     ------------     ------------

                                                 ------------     ------------     ------------
Total Liabilities and shareholders' equity              848.7            849.8            854.8
                                                 ============     ============     ============

                                    TABLE - 3
                                ECI TELECOM LTD.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (In millions of U.S. dollars)

                                                                                                                     Three
                                                           Three Months Ended                Year Ended           Months ended
                                                              December 31,                  December 31,          September 30,
                                                       -------------------------     -------------------------    -------------
                                                          2005           2004           2005           2004           2005
                                                       ----------     ----------     ----------     ----------     ----------
Cash flows from operating activities
Net income                                                    7.6            8.9           39.9           10.2            6.2
Adjustments to reconcile net income to cash
 provided by operating activities:
Depreciation and amortization                                 8.2            8.6           36.7           35.4           10.0
Amortization of share based compensation                      1.2            0.1            2.0            1.7            0.8
Capital Losses (gains), net                                  (1.9)          (0.1)          (4.5)           3.2             --
Impairment of loans                                            --             --            3.0             --             --
Other, net                                                   (0.5)          (0.8)           3.4            0.5           (0.0)
In-process research and development costs                      --             --            0.9             --             --
Company's equity in results of investee companies             1.7            0.3            4.3            3.4            1.1
Minority interest in net results of subsidiaries             (0.0)          (0.0)           0.1            0.3           (0.2)
Decrease in working capital (including non-current
maturities of trade receivables)                              5.2            3.4           90.6            2.8            8.3
Increase (decrease) in other long-term liabilities            0.0           (2.5)            --           (5.0)          (0.0)
Increase (decrease) in liability for employee
 severance benefits                                           0.8            1.5           (2.6)          (0.7)           0.4
                                                       ----------     ----------     ----------     ----------     ----------
Net cash provided by operating activities                    22.4           19.3          173.7           51.6           26.7
                                                       ----------     ----------     ----------     ----------     ----------
Cash flows for investing activities
Investments in deposits, net                                  3.9            1.6            2.4            2.7           (0.9)
Software development costs capitalized                       (1.9)          (2.1)          (8.0)         (11.2)          (1.9)
Investment in property, plant and equipment                  (7.0)          (6.1)         (21.5)         (23.9)          (5.2)
Proceeds from sale of property, plant and equipment           6.3            0.3            7.1            1.5            0.2
Investments in investee companies                              --           (0.1)          (0.6)          (1.2)          (0.1)
Proceeds from realization of an investee company               --             --            2.4             --             --
Long term loans granted to investee company                    --           (6.0)            --           (6.0)            --
Acquisition of operation                                     (2.9)            --          (13.6)            --           (5.3)
Acquisition of newly consolidated subsidiary                   --             --          (85.9)            --           (1.2)
Repayment of convertible notes                                 --            5.4             --            5.4             --
Investments in marketable securities, net                    (7.7)           8.9          (37.8)         (43.1)         (21.2)
Changes in assets held for severance benefits                (0.6)          (1.5)          (1.0)          (0.8)          (0.5)
                                                       ----------     ----------     ----------     ----------     ----------
Net cash provided by (used in) investing activities         (10.0)           0.4         (156.6)         (76.6)         (36.2)
                                                       ----------     ----------     ----------     ----------     ----------
Cash flows from financing activities
Repayment of long-term loans                                   --           (7.5)         (30.0)         (30.0)            --
Decrease in short-term credit, net                             --           (0.1)            --             --             --
Exercise of employee stock options                            1.2            0.9            4.3            2.5            0.4
                                                       ----------     ----------     ----------     ----------     ----------
Net cash provided by (used in) financing activities           1.2           (6.7)         (25.7)         (27.5)           0.4
                                                       ----------     ----------     ----------     ----------     ----------

Effect of change in exchange rate on cash                    (0.6)           1.0           (1.8)           0.2           (0.2)
                                                       ----------     ----------     ----------     ----------     ----------

Changes in cash and cash equivalents                         13.1           14.1          (10.4)         (52.2)          (9.3)

Cash and cash equivalents at beginning of period             50.7           60.1           74.2          126.4           60.0
                                                       ----------     ----------     ----------     ----------     ----------

Cash and cash equivalents at end of period                   63.8           74.2           63.8           74.2           50.7
                                                       ==========     ==========     ==========     ==========     ==========

                                    TABLE - 4
                                ECI TELECOM LTD.
                                AND SUBSIDIARIES
                       PROFORMA CONSOLIDATED STATEMENTS OF
               OPERATIONS This schedule is to assist the reader in
                            reconciling from the GAAP
                      reported results to Proforma results
             (In millions of U.S. dollars, except per share figures)

                                              Three months ended December, 31                 Three months ended September, 30
                                                         2005                                            2005
                                       --------------------------------------------    --------------------------------------------
                                          GAAP         Proforma          Proforma         GAAP         Proforma          Proforma
                                        Reported      Adjustments                       Reported      Adjustments
                                       -----------    -----------       -----------    -----------    -----------       -----------
Revenues                                     169.1                            169.1          162.4                            162.4
Cost of revenues                             101.7           (0.2)(*)         101.5           94.0           (0.2)(*)          93.9
                                       -----------    -----------       -----------    -----------    -----------       -----------
Gross profit                                  67.5            0.2              67.7           68.4            0.2              68.5
Research and development costs, net           23.8           (0.4)(*)          23.4           24.6           (0.3)(*)          24.3
Selling and marketing expenses                24.6           (0.4)(*)          24.2           25.8           (0.2)(*)          25.5
General and administrative expenses           10.7           (0.3)(*)          10.5           10.5           (0.1)(*)          10.3
Amortization of acquisition-related
 intangible assets                             1.4           (1.4)               --            1.0           (1.0)               --
                                       -----------    -----------       -----------    -----------    -----------       -----------
Operating income                               6.9            2.7               9.5            6.5            1.8               8.3
Financial income ,net                          1.7                              1.7            1.5                              1.5
Other income, net                              1.6                              1.6           (0.1)                            (0.1)
                                       -----------    -----------       -----------    -----------    -----------       -----------
Income from continuing operations
 before taxes on income                       10.1            2.7              12.8            8.0            1.8               9.7
Taxes on income                               (0.8)                            (0.8)          (0.8)                            (0.8)
                                       -----------    -----------       -----------    -----------    -----------       -----------
Income from continuing operations
 after taxes on income                         9.3            2.7              12.0            7.2            1.8               9.0
Company's equity in results of
 investee companies - net                     (1.7)                            (1.7)          (1.1)                            (1.1)
Minority interest in results of
 subsidiaries - net                            0.0                              0.0            0.2                              0.2
                                       -----------    -----------       -----------    -----------    -----------       -----------
Net income                                     7.6            2.7              10.3            6.2            1.8               8.0
                                       ===========    ===========       ===========    ===========    ===========       ===========

Basic earnings per share
                                       -----------    -----------       -----------    -----------    -----------       -----------
Continuing operations                         0.07           0.02              0.09           0.06           0.02              0.07
                                       ===========    ===========       ===========    ===========    ===========       ===========
Weighted average number of shares
 outstanding used to compute basic
 earnings per share - in millions            110.9          110.9             110.9          110.6          110.6             110.6
                                       ===========    ===========       ===========    ===========    ===========       ===========

Diluted earnings per share
                                       -----------    -----------       -----------    -----------    -----------       -----------
Continuing operations                         0.06           0.02              0.09           0.05           0.02              0.07
                                       ===========    ===========       ===========    ===========    ===========       ===========
Weighted average number of shares
 outstanding used to compute diluted
 earnings per share - in millions            118.6          118.6             118.6          118.3          118.3             118.3
                                       ===========    ===========       ===========    ===========    ===========       ===========

(*) Share based compensation.

                                    TABLE - 5
                                ECI TELECOM LTD.
                                AND SUBSIDIARIES
                       ADJUSTED CONSOLIDATED STATEMENTS OF
               OPERATIONS This schedule is to assist the reader in
                            reconciling from the GAAP
                 reported results to Adjusted results excluding
                     proforma adjustments and special items
             (In millions of U.S. dollars, except per share figures)

                                                                           Year ended December, 31
                                                                                      2005
                                                         ------------------------------------------------------------
                                                            GAAP          Proforma           Special        Adjusted
                                                          Reported       Adjustments          Items         Results
                                                         -----------     -----------       -----------    -----------
Revenues                                                       629.9                                            629.9
Cost of revenues                                               367.8            (0.4)(*)                        367.4
                                                         -----------     -----------       -----------    -----------
Gross profit                                                   262.1             0.4                            262.5
Research and development costs, net                             87.3            (0.7)(*)                         86.6
Selling and marketing expenses                                  95.8            (0.6)(*)                         95.2
General and administrative expenses                             42.0            (0.4)(*)                         41.6
Amortization of acquisition-related intangible assets            2.9            (2.9)                              --
Recovery of doubtful debt                                      (10.4)                             10.4             --
Impairment of loans                                              3.0                              (3.0)            --
Purchase of in-process research and development                  0.9                              (0.9)            --
                                                         -----------     -----------       -----------    -----------
Operating income                                                40.6             4.9              (6.5)          39.1
Financial income ,net                                            5.2                                              5.2
Other income, net                                                1.9                                              1.9
                                                         -----------     -----------       -----------    -----------
Income from continuing operations
 before taxes on income                                         47.7             4.9              (6.5)          46.2
Taxes on income                                                 (3.5)                                            (3.5)
                                                         -----------     -----------       -----------    -----------
Income from continuing operations
 after taxes on income                                          44.3             4.9              (6.5)          42.8
Company's equity in results of
 investee companies - net                                       (4.3)                                            (4.3)
Minority interest in results of
 subsidiaries - net                                             (0.1)                                            (0.1)
                                                         -----------     -----------       -----------    -----------
Net income                                                      39.9             4.9              (6.5)          38.3
                                                         ===========     ===========       ===========    ===========

Basic earnings per share
                                                         -----------     -----------       -----------    -----------
Continuing operations                                           0.36            0.04             (0.06)          0.35
                                                         ===========     ===========       ===========    ===========
Weighted average number of shares
 outstanding used to compute basic
 earnings per share - in millions                              110.3           110.3             110.3          110.3
                                                         ===========     ===========       ===========    ===========

Diluted earnings per share
                                                         -----------     -----------       -----------    -----------
Continuing operations                                           0.34            0.04             (0.05)          0.32
                                                         ===========     ===========       ===========    ===========
Weighted average number of shares
 outstanding used to compute diluted
 earnings per share - in millions                              118.1           118.1             118.1          118.1
                                                         ===========     ===========       ===========    ===========

(*) Share based compensation.